Exhibit 99.1

e.l.f. Beauty Announces Second Quarter Fiscal 2020 Results
– Delivers Net Sales of $68 Million –
– Increases fiscal 2020 outlook –

OAKLAND, California; November 6, 2019 — e.l.f. Beauty (NYSE: ELF) today announced results for the three and six months ended September 30, 2019.
“Q2 was another strong quarter with net sales of $68 Million, up 11% excluding e.l.f. stores. We are making significant progress executing against our five strategic imperatives and are pleased with the initial results of our brand recharge,” said Chairman and CEO Tarang Amin. “The increase in our marketing and digital activations coupled with the impact of our Project Unicorn initiative is driving productivity across channels, including on elfcosmetics.com. Given the continued momentum behind the brand, we are increasing our Fiscal 2020 guidance.”
Three months ended September 30, 2019 results
Net sales increased 6%, or $3.7 million, to $67.6 million as compared to $63.9 million in the three months ended September 30, 2018. The increase was primarily driven by increased productivity across channels and product price increases in response to tariffs. This was partially offset by the closing of all 22 e.l.f. retail stores in February 2019. The three months ended September 30, 2018 included $3.2 million in net sales related to our 22 e.l.f. retail stores. Excluding the contribution from e.l.f. retail stores, net sales increased 11% as compared to the three months ended September 30, 2018.
Gross margin increased to 64% from 61% when compared to the three months ended September 30, 2018, with benefits from product price increases, margin accretive innovation, vendor concessions and favorable movements in foreign exchange rates, partially offset by tariffs on goods imported from China.

Selling, general and administrative expenses (“SG&A”) was $38.4 million, or 57% of net sales, compared to $32.7 million, or 51% of net sales in the three months ended September 30, 2018. Adjusted SG&A (SG&A excluding the items identified in the reconciliation table below) was $34.3 million, or 51% of net sales, compared to $28.4 million, or 45% of net sales in the three months ended September 30, 2018. The increase was primarily due to investments in marketing and digital expenses and increased depreciation expenses driven by customer fixture programs. These increases were partially offset by the closure of e.l.f retail stores.
The provision for income taxes was $1.5 million, as compared to $0.9 million in the three months ended September 30, 2018. The change in the provision for income taxes was primarily driven by an increase in income before taxes of $3.3 million.
On a GAAP basis, net income was $6.5 million, or $0.13 per diluted share, based on a weighted-average diluted share count of 50.9 million shares. This compares to net income of $3.9 million, or $0.08 per diluted share, based on a weighted-average diluted share count of 49.1 million shares in the three months ended September 30, 2018.
Adjusted EBITDA (EBITDA excluding the items identified in the reconciliation table below) decreased 1% to $15.0 million from $15.1 million in the three months ended September 30, 2018.

Adjusted net income (net income excluding the items identified in the reconciliation table below) decreased to $7.7 million, or $0.15 per diluted share, based on a weighted-average diluted share count of 50.9 million shares. This compares to adjusted net income of $8.4 million, or $0.17 per diluted share, based on a weighted-average diluted share count of 49.1 million in the three months ended September 30, 2018.
Six Months Ended September 30, 2019 results
Net sales increased 4%, or $4.4 million, to $127.4 million as compared to $122.9 million in the six months ended September 30, 2018. The increase was primarily driven by increased productivity across channels and product price increases, partially offset by the closing of all 22 e.l.f. retail stores in February 2019. The six months ended September 30, 2018 included $6.4 million in net sales related to our 22 e.l.f. retail stores. Excluding the contribution from e.l.f. retail stores, net sales increased 9% as compared to the six months ended September 30, 2018.
Gross margin slightly increased to 63% from 62% when compared to the six months ended September 30, 2018, with benefits from margin accretive innovation, vendor concessions, favorable movements in foreign exchange rates and product price increases, partially offset by higher sales adjustments and the impact of tariffs on goods imported from China.

SG&A was $70.5 million, or 55% of net sales, compared to $66.4 million, or 54% of net sales in the six months ended September 30, 2018. Adjusted SG&A (SG&A excluding the items identified in the reconciliation table below) was $62.1 million, or 49% of net sales, compared to $57.4 million, or 47% of net sales in the six months ended September 30, 2018. The increase was primarily due to investments in marketing and digital expenses and increased depreciation expenses driven by customer fixture programs. These increases were partially offset by the closure of e.l.f retail stores.
The provision for income taxes was $3.4 million, as compared to $1.0 million in the six months ended September 30, 2018. The change in the provision for income taxes was primarily driven by an increase in income before taxes of $7.5 million and a decrease in discrete tax benefit of $0.4 million.
On a GAAP basis, net income was $10.2 million, or $0.20 per diluted share, based on a weighted-average diluted share count of 50.6 million shares. This compares to net income of $5.2 million, or $0.10 per diluted share, based on a weighted-average diluted share count of 49.3 million shares in the six months ended September 30, 2018.
Adjusted EBITDA (EBITDA excluding the items identified in the reconciliation table below) increased 5% to $29.5 million from $28.1 million in the six months ended September 30, 2018.
Adjusted net income (net income excluding the items identified in the reconciliation table below) was $14.6 million, or $0.29 per diluted share, based on a weighted-average diluted share count of 50.6 million shares. This compares to adjusted net income of $14.9 million, or $0.30 per diluted share, based on a weighted-average diluted share count of 49.3 million in the six months ended September 30, 2018.
Balance sheet
As of September 30, 2019, the Company had $58.7 million in cash and cash equivalents, as compared to $33.6 million as of September 30, 2018. The improvement was primarily due to improved operating results, partially offset by a decrease in other liabilities primarily related to termination payments on store leases. As of September 30, 2019, long-term debt totaled $132.4 million, as compared to $141.3 million as of September 30, 2018.
Company outlook
As previously disclosed, the Company changed its fiscal year from the twelve months beginning January 1 and ending December 31 to the twelve months beginning April 1 and ending March 31. As a result, throughout this press release, the twelve-month periods ended March 31, 2019 and March 31, 2020 are referred to as “fiscal 2019” and “fiscal 2020,” respectively.

“We raised guidance this quarter to reflect the momentum we’re seeing in top-line sales, balanced by a soft color cosmetics category, cycling larger holiday and pipeline volume in our fiscal 2019 base and ongoing evaluation of the long term impact of pricing,” said Mandy Fields, Senior Vice President and Chief Financial Officer. “We are pleased with the direction of the business and are focused on continued growth.”

In the table below, fiscal 2019 includes the operation of e.l.f. stores. The fiscal 2020 outlook does not include e.l.f. stores. The new fiscal 2020 outlook reflects an expected net sales range of 4% to 6% when compared to net sales in fiscal 2019, excluding the contribution of e.l.f. stores.

	New Fiscal 2020 Outlook	Prior Fiscal 2020 Outlook	Fiscal 2019 (1) (unaudited)
Net sales	$265-272 million	$246-256 million	$268 million
Adjusted EBITDA	$52-55 million	$47-50 million	$62 million
Adjusted net income	$23-25 million	$19-22 million	$33 million
Adjusted diluted EPS	$0.44-0.48	$0.37-0.41	$0.66
Fully diluted shares outstanding	52.5 million	52.5 million	49.3 million

(1) Refer to Company outlook and comparability notes section below for further information regarding e.l.f. stores results included in fiscal 2019.

Company outlook and comparability notes

•	The footnotes to the table below provide additional information regarding the e.l.f. stores contributions to fiscal 2019 results:

Fiscal 2019 (unaudited)
Net sales (1)	$267,656
Net loss (2)	$(3,079)
Adjusted EBITDA (2)	$62,439
Adjusted net income (2)	$32,683

(1) Net sales includes $12.0 million related to e.l.f. stores.

(2) Net loss, adjusted EBITDA and adjusted net income include $13.7 million of four-wall expenses related to e.l.f. stores in fiscal 2019. Four-wall expenses include only directly identifiable costs such as product costs, rent and occupancy expenses and store employee salaries. Other indirect shared costs such as corporate overhead, depreciation and corporate employee salaries were not historically allocated to the e.l.f. retail stores business for internal reporting purposes and have not been adjusted from the amounts included above.

•	The following table presents a reconciliation of quarterly net sales for fiscal 2019 to quarterly net sales excluding e.l.f. stores:

Three months ended (unaudited)	Fiscal 2019	e.l.f. stores	Fiscal 2019 (excluding e.l.f. stores)
June 30	$59,055	$3,228	$55,827
September 30	63,889	3,182	60,707
December 31	78,571	3,735	74,836
March 31	66,141	1,856	64,285
Total	$267,656	$12,001	$255,655

Second quarter fiscal 2020 conference call

The Company will hold a conference call today, November 6, 2019, at 4:30 p.m. ET to discuss the Company’s second quarter fiscal 2020 results. Investors and analysts interested in participating in the call are invited to dial-in approximately ten minutes prior to the start of the call. The U.S. toll free dial-in for the conference call is (877) 407-3982 and the international dial-in number is (201) 493-6780. The conference call will also be webcast live at: http://investor.elfcosmetics.com/news-and-events/events and remain available for 90 days. A telephone replay of this call will be available at 7:30 p.m. ET on November 6, 2019, until 11:59 p.m. ET on November 13, 2019, and can be accessed by dialing the U.S. toll free dial-in, (844) 512-2921 or the international dial-in, (412) 317-6671, and entering replay pin number 13694972.
About e.l.f. Beauty
Since 2004, e.l.f. has made the best of beauty accessible to every eye, lip and face. We make high-quality, prestige-inspired cosmetics and skin care products at an extraordinary value and are proud to be 100% vegan and cruelty-free. As one of the first online beauty brands, e.l.f. has a passionate social following, national distribution at leading retailers such as Target, Walmart and Ulta Beauty, and a growing international presence. Learn more by visiting www.elfcosmetics.com.
Note regarding non-GAAP financial measures
This press release includes references to non-GAAP measures, including adjusted SG&A, EBITDA, adjusted EBITDA, adjusted net income and adjusted diluted EPS. The Company presents these non-GAAP measures because its management uses them as supplemental measures in assessing its operating performance, and believes they are helpful to investors, securities analysts and other interested parties in evaluating the Company’s performance. The non-GAAP measures included in this press release are not measurements of financial performance under GAAP and they should not be considered as alternatives to measures of performance derived in accordance with GAAP. In addition, these non-GAAP measures should not be construed as an inference that the Company’s future results will be unaffected by unusual or non-recurring items. These non-GAAP measures have limitations as analytical tools, and you should not consider such measures either in isolation or as substitutes for analyzing the Company’s results as reported under GAAP. The Company’s definitions and calculations of these non-GAAP measures are not necessarily comparable to other similarly titled measures used by other companies due to different methods of calculation. Adjusted EBITDA excludes costs or gains related to restructuring of operations, stock-based compensation and other non-cash and non-recurring costs. Adjusted net income excludes costs or gains related to restructuring of operations, stock-based compensation, other non-cash and non-recurring costs, amortization of acquired intangible assets and the tax impact of the foregoing adjustments. With respect to the Company’s expectations under “Company outlook” above, the Company is not able to provide a quantitative reconciliation of the adjusted EBITDA, adjusted net income and adjusted diluted EPS guidance non-GAAP measures to the corresponding net income and diluted EPS GAAP measures without unreasonable efforts. The Company cannot provide meaningful estimates of the non-recurring charges and credits excluded from these non-GAAP measures due to the forward-looking nature of these estimates and their inherent variability and uncertainty. For the same reasons, the Company is unable to address the probable significance of the unavailable information.
Forward-looking statements
This press release contains forward-looking statements within the meaning of the federal securities laws, including those statements relating to the Company’s revised outlook for fiscal year 2020 under “Company outlook” above and the statements related to the Company's belief that is making significant progress executing its five strategic imperatives, the Company’s belief regarding the momentum behind the brand, the Company’s expectations regarding its top-lines sales performance, the Company’s expectations regarding the color cosmetics category, cycling larger holiday and pipeline volume in its fiscal 2019 base, the Company’s ongoing evaluation of the long term impact of pricing, and the Company’s expectations regarding the direction of its business and its focus on continued growth. These forward-looking statements are based on management's current expectations, estimates, forecasts, projections, beliefs and assumptions and are not guarantees of future performance. Although the Company believes that the expectations reflected in the forward-looking statements are reasonable, actual results and the timing of selected events may differ materially from those expectations. Factors that could cause actual results to differ materially from those in the forward-looking statements include, among other things, the risks and uncertainties that are described in the Company's most recent Quarterly Report on Form 10-Q and Annual Report on Form 10-K, as updated from time to time in the Company's SEC filings, as well as the Company’s ability to effectively compete with other beauty companies; the Company’s ability to successfully introduce new products; the Company’s ability to attract new retail customers and/or expand business with its existing retail customers; the Company’s ability to optimize shelf space at its key retail customers; the loss of any of the Company’s key retail customers or if the general business performance of its key retail customers declines; and the Company’s ability to effectively manage its SG&A and other expenses. Potential investors are urged to consider these factors carefully in evaluating the forward-looking statements. These forward-looking statements speak only as of the date hereof. Except as required by law, the Company assumes no obligation to update or revise these forward-looking statements for any reason, even if new information becomes available in the future.

Investors:	Media:
Willa McManmon,	Alecia Pulman,
Vice President IR and Corporate Communications, e.l.f Cosmetics (650) 960-5177	ICR, Inc. (203) 682-8200

e.l.f. Beauty, Inc. and subsidiaries
Condensed consolidated statements of operations and comprehensive income
(unaudited)
(in thousands, except share and per share data)

	Three months ended September 30,		Six months ended September 30,
	2019	2018	2019	2018

Net sales	$67,615	$63,889	$127,379	$122,944
Cost of sales	24,267	24,920	46,840	47,330
Gross profit	43,348	38,969	80,539	75,614
Selling, general and administrative expenses	38,444	32,656	70,499	66,447
Restructuring income	(4,198)	—	(5,990)	—
Operating income	9,102	6,313	16,030	9,167
Other income, net	586	360	937	869
Interest expense, net	(1,643)	(1,901)	(3,360)	(3,890)
Income before provision for income taxes	8,045	4,772	13,607	6,146
Income tax provision	(1,528)	(857)	(3,384)	(983)
Net income	$6,517	$3,915	$10,223	$5,163
Comprehensive income	$6,517	$3,915	$10,223	$5,163
Net income per share:
Basic	$0.13	$0.08	$0.21	$0.11
Diluted	$0.13	$0.08	$0.20	$0.10
Weighted average shares outstanding:
Basic	48,419,845	46,765,366	48,383,095	46,696,021
Diluted	50,939,915	49,123,703	50,628,704	49,275,196

e.l.f. Beauty, Inc. and subsidiaries
Condensed consolidated balance sheets
(unaudited)
(in thousands, except share and per share data)

	September 30, 2019	March 31, 2019	September 30, 2018
Assets
Current assets:
Cash and cash equivalents	$58,747	$53,874	$33,648
Accounts receivable, net	27,715	32,275	31,762
Inventory, net	50,850	43,779	53,365
Prepaid expenses and other current assets	7,813	7,340	6,756
Total current assets	145,125	137,268	125,531
Property and equipment, net	16,059	16,006	18,184
Intangible assets, net	93,613	97,053	100,621
Goodwill	157,264	157,264	157,264
Investments	2,875	2,875	2,875
Other assets	22,091	21,222	9,856
Total assets	$437,027	$431,688	$414,331

Liabilities and stockholders' equity
Current liabilities:
Current portion of long-term debt and capital lease obligations	$11,310	$10,259	$9,067
Accounts payable	14,807	16,280	16,072
Accrued expenses and other current liabilities	20,424	18,590	10,803
Total current liabilities	46,541	45,129	35,942
Long-term debt and finance lease obligations	132,377	138,025	141,309
Deferred tax liabilities	20,096	16,753	20,409
Long-term operating lease obligations	5,846	15,898	—
Other long-term liabilities	479	668	3,050
Total liabilities	205,339	216,473	200,710

Commitments and contingencies

Stockholders' equity:
Common stock, par value of $0.01 per share; 250,000,000 shares authorized as of September 30, 2019, March 31, 2019 and September 30, 2018; 50,013,772, 49,645,450 and 47,994,581 shares issued and outstanding as of September 30, 2019, March 31, 2019 and September 30, 2018, respectively	485	483	471
Additional paid-in capital	750,395	744,147	734,323
Accumulated deficit	(519,192)	(529,415)	(521,173)
Total stockholders' equity	231,688	215,215	213,621
Total liabilities and stockholders' equity	$437,027	$431,688	$414,331

e.l.f. Beauty, Inc. and subsidiaries
Condensed consolidated statements of cash flows
(unaudited)
(in thousands)

	Six months ended September 30,
	2019	2018
Cash flows from operating activities:
Net income	$10,223	$5,163
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	11,169	8,617
Restructuring Income	(5,990)	—
Stock-based compensation expense	7,930	8,824
Amortization of debt issuance costs and discount on debt	379	397
Deferred income taxes	3,343	(1,649)
Other, net	364	50
Changes in operating assets and liabilities:
Accounts receivable	4,355	24
Inventories	(7,071)	8,363
Prepaid expenses and other assets	(1,202)	(1,268)
Accounts payable and accrued expenses	4,182	1,411
Other liabilities	(10,677)	69
Net cash provided by operating activities	17,005	30,001

Cash flows from investing activities:
Purchase of property and equipment	(5,534)	(3,789)
Net cash used in investing activities	(5,534)	(3,789)

Cash flows from financing activities:
Repayment of long-term debt	(4,538)	(4,125)
Repurchase of common stock	(2,546)	—
Cash received from issuance of common stock	866	1,284
Other, net	(380)	(197)
Net cash used in financing activities	(6,598)	(3,038)

Net increase in cash and cash equivalents	4,873	23,174
Cash and cash equivalents - beginning of period	53,874	10,474
Cash and cash equivalents - end of period	$58,747	$33,648

e.l.f. Beauty, Inc. and subsidiaries
Reconciliation of GAAP net income to non-GAAP adjusted EBITDA
(unaudited)
(in thousands)

	Three months ended September 30,		Six months ended September 30,
	2019	2018	2019	2018

Net income	$6,517	$3,915	$10,223	$5,163
Interest expense, net	1,643	1,901	3,360	3,890
Income tax provision	1,528	857	3,384	983
Depreciation and amortization	5,318	4,193	9,936	8,617
EBITDA	$15,006	$10,866	$26,903	$18,653
Restructuring income (a)	(4,198)	—	(5,990)	—
Stock-based compensation	4,004	4,193	7,930	8,824
Other non-cash and non-recurring costs (b)	143	28	632	575
Adjusted EBITDA	$14,955	$15,087	$29,475	$28,052

(a) Represents restructuring income related to the e.l.f. store closures. The three and six months ended September 30, 2019 include a gain related to settlement of outstanding lease liabilities equal to the difference between the amount of cash disbursed and the outstanding liability at the time of settlement.
(b) Represents various non-cash or non-recurring costs, including costs related to Project Unicorn, a fixturing and packaging transformation initiative and the automation of certain warehouse and distribution activities.

e.l.f. Beauty, Inc. and subsidiaries
Reconciliation of GAAP SG&A to non-GAAP adjusted SG&A
(unaudited)
(in thousands)

	Three months ended September 30,		Six months ended September 30,
	2019	2018	2019	2018
Selling, general, and administrative expenses	$38,444	$32,656	$70,499	$66,447
Stock-based compensation	(4,004)	(4,193)	(7,930)	(8,824)
Other non-cash and non-recurring costs (a)	(180)	(28)	(507)	(270)
Adjusted selling, general, and administrative expenses	$34,260	$28,435	$62,062	$57,353

(a) Represents various non-cash or non-recurring costs, including costs related to Project Unicorn and the automation of certain warehouse and distribution activities.

e.l.f. Beauty, Inc. and subsidiaries
Reconciliation of GAAP net income to non-GAAP adjusted net income
(unaudited)
(in thousands, except share and per share data)

	Three months ended September 30,		Six months ended September 30,
	2019	2018	2019	2018
Net income	$6,517	$3,915	$10,223	$5,163
Restructuring income (a)	(4,198)	—	(5,990)	—
Stock-based compensation	4,004	4,193	7,930	8,824
Other non-cash and non-recurring costs (b)	143	28	632	575
Amortization of acquired intangible assets (c)	1,720	1,754	3,440	3,508
Tax Impact (d)	(481)	(1,485)	(1,597)	(3,211)
Adjusted net income	$7,705	$8,405	$14,638	$14,859

Weighted average number of shares outstanding - diluted	50,939,915	49,123,703	50,628,704	49,275,196
Adjusted diluted earnings per share	$0.15	$0.17	$0.29	$0.30

(a) Represents restructuring income related to the e.l.f. store closures. The three and six months ended September 30, 2019 include a gain related to settlement of outstanding lease liabilities equal to the difference between the amount of cash disbursed and the outstanding liability at the time of settlement.
(b) Represents various non-cash or non-recurring costs, including costs related to Project Unicorn and the automation of certain warehouse and distribution activities.
(c) Represents amortization expense of acquired intangible assets consisting of customer relationships and favorable leases.
(d) Represents the tax impact of the above adjustments.